Exhibit 99.1

Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL SECOND QUARTER 2010 RESULTS

Company reports second quarter sales of $5.7 million and earnings of $0.06 per share and announces the departure of Executive Vice President / Business Development Executive.

IRVINE, CA, February 4, 2010 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced its financial results for the fiscal second quarter 2010, the period ending December 31, 2009.

Sales for the second quarter ended December 31, 2009, increased 9% to $5.7 million compared to $5.2 million for the previous year’s second quarter, due to continued increases in medical device sales.  The higher medical device sales were substantially driven by the new arthroscopic surgical hand-piece that began shipping at the end of the first fiscal quarter.  Net income for the second quarter was $580,000 or $0.06 per share compared to a net income of $81,000 or $0.01 per share for the previous year’s second quarter.

Gross profit for the quarter ended December 31, 2009, increased to $2.0 million, a 35% gross profit margin, compared to gross profit of $1.9 million or 37% gross profit margin in last year’s second quarter.  The profit increase was consistent with the increased sales; however the gross profit margin was reduced due to a lower margin mix of products.

Operating expenses for the second quarter (excluding the impairment charge discussed below) declined due to cost saving measures implemented last year.  The cost savings measures were primarily structurally decreased labor expenses.

Included in this quarter’s net income were two non-recurring events:

•
A pre-tax impairment charge of approximately $140,000 for the remaining value of certain patents purchased in 2005.  Strategic options to sell, license, or otherwise exploit this technology have not materialized and do not appear imminent.

•
An income tax gain of approximately $489,000 created by reversing a portion of the income tax valuation allowance recorded in the third quarter of fiscal year 2009.  In November 2009, a change in the tax law extended the allowable time period of net operating loss carry backs from two to five years.  This enabled the Company to use the benefits and file for a refund for the 2004 and 2005 tax years.

These two non-recurring items created a net $0.04 per share profit in the quarter.

During the second quarter of fiscal year 2010, the Company continued to strengthen its balance sheet, generating an additional $561,000 of operating cash.  In the first six months of fiscal year 2010, the Company generated $971,000 in operating cash, a significant improvement from the $56,000 in cash used in the first six months of fiscal year 2009. At December 31, 2009, the Company had cash and cash equivalents of $1,790,000 compared to cash and cash equivalents of $1,124,000 as of June 30, 2009 and $406,000 as of December 31, 2008.  The Company’s net debt (total debt less cash) was $1.3 million at December 31, 2009, down from $2.2 million at June 30, 2009 and down from $3.9 million at December 31, 2008.

Mark Murphy, the Company’s President and Chief Executive Officer, commented, “We are pleased to report another quarter of solid sales, earnings and cash generation. Excluding both the negative impact of the patent write-off and the positive impact of the tax gain, the Company’s operating engine produced its third consecutive two-cents per share quarter.  And in an environment where cash is critical, it is encouraging to post another half-million dollar positive operating cash quarter.  Stronger fiscal year 2010 sales, combined with our reduced cost structure, have allowed the Company to function more efficiently.”

Pro-Dex also announced today that Mr. Patrick Johnson will be leaving the employment of the Company effective February 5, 2010.  Mr. Johnson joined the Company in 2000 as the General Manager of the Micro Motors Division, served as CEO from 2002 to 2006, and as Executive Vice President and Chief Business Development Officer since 2006.

Commenting on this event, Mr. Murphy stated, “Patrick has made significant contributions to Pro-Dex during his 10 year career here.  He led the reinvention of the Company in the early 2000’s, transforming Pro-Dex from a dental hand-piece company into a comprehensive medical device development and manufacturing player.  His leadership has framed a large part of who we are today.  Patrick will next be applying his leadership skills to a major humanitarian relief effort in Haiti, heading up a project called WorldBed.  On behalf of the Company, I want to thank Patrick and wish him all the best in his future endeavors.”

Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the second fiscal quarter 2010 results, today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com or directly at http://www.videonewswire.com/event.asp?id=65942. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (877) 356-8625 U.S. and (706) 634-9779 International, conference I.D. 54190245. You may identify the call as the Pro-Dex Second Quarter Earnings Call. An online archive of the broadcast will be available within two hours of the completion of the call and will be accessible on the Company's website for 365 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing (800) 642-1687 U.S. or (706) 645-9291 for international callers, conference I.D. number 54190245.

Pro-Dex, Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate miniature rotary drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets.  Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.
(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
	12/31/2009	6/30/2009
ASSETS
Current assets:
Cash and cash equivalents	$1,790,000	$1,124,000
Accounts receivable, net of allowance for doubtful accounts of $57,000 at 12/31/09 and $52,000 at 6/30/09	2,300,000	2,515,000
Other Current Receivables	-	16,000
Inventories	3,216,000	3,365,000
Prepaid expenses	302,000	117,000
Prepaid income taxes	-	118,000
Deferred income taxes	643,000	-
Total current assets	8,251,000	7,255,000

Property, plant, equipment and leasehold improvements, net	5,706,000	5,981,000
Other assets:
Goodwill	2,997,000	2,997,000
Intangibles - Patents, net	-	147,000
Other	87,000	87,000
Total other assets	3,084,000	3,231,000
Total assets	$17,041,000	$16,467,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$568,000	$827,000
Accrued expenses	1,561,000	1,394,000
Income taxes payable	64,000	53,000
Current Portion of T.I. Loan	400,000	400,000
Current portion of real estate loan	34,000	33,000
Total current liabilities	2,627,000	2,707,000

Long-term liabilities:
Notes Payable - T.I. Loan	1,167,000	1,367,000
Real estate loan	1,511,000	1,528,000
Deferred income taxes	184,000	171,000
Deferred rent	236,000	212,000
Total long-term liabilities	3,098,000	3,278,000
Total liabilities	5,725,000	5,985,000
Commitments and contingencies
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized; 9,668,671 shares issued and outstanding Dec 31, 2009 9,668,671 shares issued and outstanding June 30, 2009	16,645,000	16,574,000
Accumulated deficit	(5,329,000)	(6,092,000)

Total shareholders’ equity	11,316,000	10,482,000

Total liabilities and shareholders’ equity	$17,041,000	$16,467,000

See notes to condensed consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three months ended December 31 (unaudited)

	2009	2008

Net sales	$5,696,000	$5,237,000

Cost of sales	3,696,000	3,305,000
Gross profit	2,000,000	1,932,000

Operating expenses:
Selling expense	353,000	329,000
General and administrative expenses	799,000	833,000
Impairment of intangible asset	140,000	-
Research and development costs	576,000	677,000
Total operating expenses	1,868,000	1,839,000

Income from operations	132,000	93,000

Other income (expense):
Royalty income	2,000	8,000
Interest expense	(53,000)	(60,000)
Total	(51,000)	(52,000)

Income before (benefit) for income taxes	81,000	41,000

(Benefit) for income taxes	(499,000)	(40,000)

Net income	$580,000	$81,000

Net income per share:
Basic	$0.06	$0.01
Diluted	$0.06	$0.01

Weighted average shares outstanding - basic	9,668,671	9,698,913
Weighted average shares outstanding - diluted	9,695,518	9,714,917

See notes to condensed consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Six months ended December 31 (unaudited)

	2009	2008

Net sales	$11,329,000	$10,893,000

Cost of sales	7,456,000	7,206,000
Gross profit	3,873,000	3,687,000

Operating expenses:
Selling expense	641,000	673,000
General and administrative expenses	1,526,000	1,681,000
Impairment of intangible asset	140,000	-
Research and development costs	1,197,000	1,396,000
Total operating expenses	3,504,000	3,750,000

Income (loss) from operations	369,000	(63,000)

Other income (expense):
Royalty income	3,000	9,000
Interest expense	(103,000)	(121,000)
Total	(100,000)	(112,000)

Income before (benefit) for income taxes	269,000	(175,000)

Provision (Benefit) for income taxes	(494,000)	(138,000)

Net Income (loss)	$763,000	$(37,000)

Net income (loss) per share:
Basic	$0.08	$(0.00)
Diluted	$0.08	$(0.00)

Weighted average shares outstanding - basic	9,668,671	9,741,160
Weighted average shares outstanding - diluted	9,686,331	9,741,160

See notes to condensed consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six months ended December 31 (unaudited)

	2009	2008
Cash Flows from Operating Activities:
Net Income (loss)	$763,000	$(37,000)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	371,000	417,000
Impairment of intangible asset	140,000	-
Stock based compensation	71,000	86,000
Provision for (Recovery of) doubtful accounts	5,000	(5,000)
(Decrease) in deferred tax allowance	(525,000)	(7,000)
Changes in:
Decrease in accounts receivable	226,000	362,000
Decrease in inventories	148,000	1,095,000
(Increase) Decrease in prepaid expenses	(185,000)	43,000
(Increase) in other assets	-	(17,000)
(Decrease) in accounts payable and accrued expenses	(68,000)	(1,887,000)
(Decrease) in income taxes payable	25,000	(106,000)
Net Cash provided (used) by Operating Activities	971,000	(56,000)

Cash Flows From Investing Activities:
Purchases of equipment and leasehold improvements	(90,000)	(180,000)

Net Cash used in Investing Activities	(90,000)	(180,000)

Cash Flows from Financing Activities:
Net (payments) on line of credit	-	(1,600,000)
Principal (payments) on term note	-	(125,000)
Principal (payments) borrowing on TI Loan	(200,000)	1,967,000
Principal (payments) on mortgage	(16,000)	(16,000)
Stock repurchases	-	(101,000)

Net Cash (used) provided by Financing Activities	(216,000)	125,000

Net increase (decrease) in Cash and Cash Equivalents	665,000	(111,000)
Cash and Cash Equivalents, beginning of period	1,125,000	517,000

Cash and Cash Equivalents, end of period	$1,790,000	$406,000

Supplemental Information
Cash payments for interest	$105,000	$117,000

Cash payments for income taxes	$6,000	$-